Exhibit 99.1

FOR IMMEDIATE RELEASE
July 26, 2012

Contacts:     Melanie J. Dressel, President and Chief Executive Officer
(253) 305-1911

Clint Stein, Senior Vice President
and Acting Chief Financial Officer
(253) 593-8304

Columbia Banking System Announces Solid Second Quarter 2012 Earnings

Highlights

•

•	Net income increased 38%, to $11.9 million compared to net income of $8.6 million for the 2nd quarter 2011

•	Net income per diluted common share increased to $0.30, as compared to $0.22 per common share for the 2nd quarter 2011

•	Noncovered loans increased 3% during the current quarter

•	Business loans increased 8% from year-end 2011

•	Credit metrics continue to improve; noncovered nonperforming assets decreased for the sixth consecutive quarter, falling 21% from year-end 2011

•	Strong core deposits at 93% of total deposits

•	Named one of Puget Sound Business Journal's “Washington's Best Workplaces” for the sixth consecutive year

TACOMA, Washington, July 26, 2012 -- Columbia Banking System, Inc. (NASDAQ: COLB) (“Columbia”) today announced net income of $11.9 million for the quarter ended June 30, 2012, an increase of 38% compared to net income of $8.6 million for the same quarter of 2011. Earnings per diluted common share rose 36% to $0.30 for the second quarter, compared with earnings of $0.22 per diluted common share a year earlier.

Melanie Dressel, President and Chief Executive Officer commented, “Our solid second quarter performance was achieved through our continued external focus on attracting and enhancing new and current customer relationships throughout our Pacific Northwest footprint. We are pleased with our loan growth despite the unsettled economic environment and intensified competitive challenges. Our commercial business loans have grown 8% and our total noncovered loan portfolio has grown 4% since year-end 2011.”

Significant Influences on the Quarter Ended June 30, 2012

Impact of Acquired Loan Accounting
The following table illustrates the significant impact to earnings associated with Columbia's acquired loan portfolios:

Acquired Loan Portfolio Activity

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
	(in thousands)
Incremental accretion income on acquired impaired loans	$13,875	$8,883	$33,196	$21,254
Incremental accretion income on other acquired loans	1,137	—	4,238	—
(Provision) recapture for losses on covered loans	(11,688)	(2,301)	(27,373)	(1,879)
Change in FDIC loss-sharing asset	(168)	(6,419)	(1,836)	(21,193)
Claw back liability (expense) recapture	208	(448)	234	(2,148)
Pre-tax earnings impact	$3,364	$(285)	$8,459	$(3,966)
The incremental accretion income in the table above represents the amount of income recorded on acquired loans above the contractual rate stated in the individual loan notes and stems from the discount established at the time these loan portfolios were acquired. As of June 30, 2012, the remaining accretable yield on acquired impaired loans was $214.1 million and the remaining loan discount on other acquired loans was $7.0 million, down from $239.7 million and $8.2 million, respectively at March 31, 2012.

The $11.7 million in provision for losses on covered loans in the current period is offset by an 80%, or $9.4 million, favorable adjustment to the change in the FDIC loss-sharing asset resulting in a net pre-tax earnings impact of $2.3 million. The provision for losses on covered loans was due to incremental loan losses incurred in the current period which were in excess of those expected from the re-measurement of cash flows during the first quarter of 2012.  These incremental loan losses reduced expected future cash flows and, when discounted at current yields, resulted in impairment.

The $168 thousand change in the FDIC loss sharing asset in the current quarter affected noninterest income and consists of $9.9 million of scheduled amortization expense, the $9.4 million favorable adjustment described above and approximately $300 thousand of expense related to covered other real estate owned.

Net Interest Margin

Columbia's net interest margin increased to 5.88% in the second quarter of 2012, up from 5.49% for the same period last year and down from 6.67% for the first quarter of 2012. The Company's net interest margin is impacted significantly by the accounting for acquired loans. The net interest margin for the current quarter reflects a moderating trend in the additional accretion income related to the acquired loans, which peaked during the last six months of 2011.

The Company's net interest margin, excluding incremental accretion income, decreased to 4.44% in the second quarter of 2012, down from 4.53% for the same period last year and down from 4.49% for the first quarter of 2012. The net interest margin, excluding incremental accretion income, was negatively impacted during the second quarter of 2012 by the overall decreasing trend in rates, impacting both the Company's loan and investment portfolios. Average noncovered loan yields have decreased due to a combination of repricing of existing loans and new originations at lower rates. The average yield on investments declined as portfolio cash flows were reinvested at lower prevailing rates.

The following table shows the impact to interest income and the related impact to the net interest margin resulting from accretion of income on acquired loan portfolios for the periods presented.

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
	(dollars in thousands)
Interest income as recorded	$24,486	$16,782	$57,389	$38,084
Less: Interest income at stated note rate	9,474	7,899	19,955	16,830
Incremental accretion income	$15,012	$8,883	$37,434	$21,254
Incremental accretion income due to:
Acquired impaired loans	$13,875	$8,883	$33,196	$21,254
Other acquired loans	1,137	—	4,238	—
Incremental accretion income	$15,012	$8,883	$37,434	$21,254
Reported net interest margin	5.88%	5.49%	6.27%	5.64%
Net interest margin excluding additional accretion income	4.44%	4.53%	4.46%	4.48%

Balance Sheet
At June 30, 2012, Columbia's total assets were $4.79 billion, a slight decrease from $4.82 billion at March 31, 2012, and virtually unchanged from December 31, 2011. Noncovered loans were $2.44 billion at June 30, 2012, up 3% from $2.37 billion at March 31, 2012 and up 4% from $2.35 billion at December 31, 2011. Net noncovered loan growth for the second quarter 2012 was approximately $65 million from March 31, 2012 and $89 million from year-end 2011. Securities were $1.02 billion at June 30, 2012, relatively unchanged from March 31, 2012 and down 3% from $1.05 billion at December 31, 2011.

Total deposits at June 30, 2012 remained stable at $3.83 billion compared to $3.87 billion at March 31, 2012, and increased less than 1% from $3.82 billion at December 31, 2011. Core deposits (defined as demand, savings, money market accounts and certificates of deposit under $100,000) comprised 93% of total deposits, and were $3.57 billion at June 30, 2012, relatively unchanged from $3.59 billion at March 31, 2012, and an increase of 2% from $3.51 billion at December 31, 2011.

Total shareholder equity was $758.7 million at June 30, 2012, compared to $752.7 and $759.3 at March 30, 2012 and December 31, 2011, respectively. In accordance with the Company's recent capital and dividend strategies, total shareholders' equity has remained relatively unchanged over the past three quarters. Melanie Dressel commented, “Our high capital ratios put us in a good position to take advantage of strategic opportunities that may arise."

Asset Quality

At June 30, 2012, nonperforming noncovered assets were $67.1 million, decreases of 15% from $79.1 million at March 31, 2012, and 21% from $85.4 million at December 31, 2011. The decrease in nonperforming loans for the quarter was driven by payments of $7.2 million, charge-offs of $4.6 million and the return of $1.4 million of nonperforming loans to accrual status. In addition, noncovered other real estate owned (OREO) and other personal property owned (OPPO) were reduced by $5.5 million, as a result of $3.3 million in sales and $2.2 million in write-downs. These reductions were partially offset by new additions to nonperforming assets of $6.7 million, resulting in a net decrease in nonperforming, noncovered assets of $12.0 million.

The following table sets forth, at the dates indicated, information with respect to noncovered nonaccrual loans and total noncovered nonperforming assets.

	June 30, 2012	March 31, 2012	December 31, 2011
	(dollars in thousands)
Nonaccrual noncovered loans:
Commercial business	$13,052	$14,791	$10,243
Real estate:
One-to-four family residential	2,244	2,624	2,696
Commercial and multifamily residential	23,302	24,872	19,485
Total real estate	25,546	27,496	22,181
Real estate construction:
One-to-four family residential	5,223	8,793	10,785
Commercial and multifamily residential	3,754	5,023	7,067
Total real estate construction	8,977	13,816	17,852
Consumer	1,890	1,449	3,207
Total nonaccrual loans	49,465	57,552	53,483
Noncovered other real estate owned and other personal property owned	17,608	21,571	31,905
Total nonperforming noncovered assets	$67,073	$79,123	$85,388
For the quarter ended June 30, 2012, net loan charge-offs were $3.8 million, compared to $3.4 million for the same period a year ago, and $5.3 million last quarter. Net charge-offs were primarily centered in commercial business and commercial real estate loans.

The following table provides an analysis of the Company's allowance loan and lease losses at the dates and the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands)
Beginning balance	$52,283	$55,315	$53,041	$60,993
Charge-offs:
Commercial business	(2,044)	(834)	(4,403)	(4,205)
One-to-four family residential real estate	(334)	(216)	(449)	(664)
Commercial and multifamily residential real estate	(1,839)	(1,554)	(4,516)	(1,919)
One-to-four family residential real estate construction	(897)	(805)	(1,102)	(2,232)
Commercial and multifamily residential real estate construction	(93)	(1,078)	(93)	(1,565)
Consumer	(374)	(271)	(1,467)	(1,196)
Total charge-offs	(5,581)	(4,758)	(12,030)	(11,781)
Recoveries:
Commercial business	378	592	1,036	697
One-to-four family residential real estate	2	—	45	—
Commercial and multifamily residential real estate	822	13	892	86
One-to-four family residential real estate construction	455	700	502	1,804
Commercial and multifamily residential real estate construction	1	—	1	—
Consumer	86	45	459	108
Total recoveries	1,744	1,350	2,935	2,695
Net charge-offs	(3,837)	(3,408)	(9,095)	(9,086)
Provision charged to expense	3,750	2,150	8,250	2,150
Ending balance	$52,196	$54,057	$52,196	$54,057

For the second quarter of 2012, the company made a provision of $3.8 million for noncovered loan losses. For the comparable quarter last year the company made a provision of $2.2 million. The provision for noncovered loan losses were primarily driven by net charge offs experienced in the quarter and to a lesser extent by the $65 million in noncovered loan growth experienced during the quarter. The growth in noncovered loans was centered in commercial business loans and term commercial real estate loans.

The allowance for noncovered loan losses to period end loans was 2.14% at June 30, 2012 compared to 2.20% at March 31, 2012 and 2.26% at December 31, 2011.

Andy McDonald, Executive Vice President and Chief Credit Officer commented, “We are encouraged with our improving credit metrics, resulting in a decrease in our nonperforming assets for the past six consecutive quarters. However, with the ongoing lackluster national and international economies, we will continue to maintain a prudent level in our allowance for loan and lease losses.”

Second Quarter 2012 Operating Results

Quarter ended June 30, 2012

Net Interest Income
Net interest income for the second quarter of 2012 was $59.7 million, an increase of 21% from $49.4 million for the same quarter in 2011, primarily due to organic loan growth and the impact of our 2011 FDIC-assisted transactions.

Compared to the first quarter of 2012, net interest income decreased 11% from $67.1 million primarily due to the moderation of accretion income on acquired loans. During the second quarter of 2012, the Company recorded $15.0 million in accretion income on acquired loans compared to $22.4 million for the first quarter of 2012.

Noninterest Income (Loss)
Total noninterest income was $11.8 million for the second quarter of 2012, compared to $3.5 million a year earlier. The increase from the prior year was primarily due to the change in the FDIC loss-sharing asset, which accounted for $6.3 million of the increase. For the prior year period, the change in the FDIC loss-sharing asset was a $6.4 million reduction of noninterest income. For the second quarter of 2012, the change in the FDIC loss-sharing asset was a reduction of noninterest income of only $168 thousand due to the increase in income related to the impairment on the covered loans. Also contributing to the increase in noninterest income for the second quarter compared to the prior year was an increase in service charges and other fee income of $969 thousand. Service charges and other fee income increased due to the implementation of new fee schedules.

Compared to the first quarter of 2012, noninterest income increased 24%, from $9.6 million primarily due to the change in the FDIC loss-sharing asset, which accounted for $1.5 million of the increase. For the first quarter of 2012, the change in the FDIC loss-sharing asset was a reduction of noninterest income of $1.7 million, compared to $168 thousand for the second quarter of 2012.
    The following table reflects the components of the change in the FDIC loss-sharing asset for the three month periods indicated.

	Three Months Ended
	June 30,		March 31,
	2012	2011	2012
	(in thousands)
Adjustments reflected in income
Amortization, net	(9,851)	(8,059)	(13,873)
Impairment	9,350	1,841	12,548
Sale of other real estate	(1,498)	(1,149)	(2,067)
Write-downs of other real estate	1,732	443	1,629
Other	99	505	95
Change in FDIC loss-sharing asset	$(168)	$(6,419)	$(1,668)
Noninterest Expense
Total noninterest expense for the second quarter of 2012 was $39.8 million, an increase of 7% from $37.2 million for the same quarter in 2011. The increase was attributable to the additional operating expenses of the three FDIC-assisted bank acquisitions completed since May 2011. The most significant increases were in compensation and employee benefits, occupancy, and data processing. Compensation and employee benefits increased $1.5 million compared to the same period in 2011, primarily due to an increase in the number of employees related to our acquisitions. Occupancy expense increased $703 thousand mainly as a result of the addition of 17 acquired branch locations. Data processing increased $638 thousand due to the additional data processing costs associated with the recent FDIC-assisted bank acquisitions. These increases were partially offset by a $656 thousand reduction in FDIC clawback liability expense and a $591 thousand decrease in the cost of operation of other real estate owned.

Compared to the first quarter of 2012, noninterest expense declined $4.5 million, or 10%. The decline was attributable to the decrease of $2.5 million in other noninterest expense, which was primarily due to lower OPPO expenses during the second quarter of 2012. Also contributing to the decrease was a reduction in the net cost of operation of other real estate owned of $1.3 million and a decrease of $1.0 million in compensation and benefits.

Conference Call

Columbia's management will discuss the second quarter 2012 results on a conference call scheduled for Thursday, July 26, 2012 at 1:00 p.m. PDT. Interested parties may listen to this discussion by calling 1-866-378-3802; Conference ID code #92629197.

A conference call replay will be available from approximately 4:00 p.m. PDT on July 26, 2012 through midnight PDT on August 3, 2012. The conference call replay can be accessed by dialing 1-855-859-2056 and entering Conference ID code #92629197.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank. For the sixth consecutive year, the bank was named in 2012 as one of Puget Sound Business Journal's “Washington's Best Workplaces.”

Columbia Banking System has 102 banking offices, including 77 branches in Washington State and 25 branches in Oregon. Columbia Bank does business under the Bank of Astoria name in Astoria, Warrenton, Seaside, Cannon Beach, Manzanita and Tillamook in Oregon. More information about Columbia can be found on its website at www.columbiabank.com.

# # #

Note Regarding Forward-Looking Statements
This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia's management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia's style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia's filings with the Securities and Exchange Commission, available at the SEC's website at www.sec.gov and the Company's website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended				Six Months Ended
Unaudited	June 30,				June 30,
	2012		2011		2012		2011
Earnings	(in thousands except per share amounts)
Net interest income	$59,701		$49,375		$126,764		$99,824
Provision for loan and lease losses	$3,750		$2,150		$8,250		$2,150
Provision for losses on covered loans, net (5)	$11,688		$2,301		$27,373		$1,879
Noninterest income (loss)	$11,828		$3,542		$21,402		$(1,877)
Noninterest expense	$39,825		$37,164		$84,177		$74,510
Net income	$11,899		$8,632		$20,801		$14,411
Per Common Share
Earnings (basic)	$0.30		$0.22		$0.52		$0.37
Earnings (diluted)	$0.30		$0.22		$0.52		$0.36
Book value	$19.13		$18.43		$19.13		$17.97
Averages
Total assets	$4,788,723		$4,324,390		$4,782,454		$4,296,494
Interest-earning assets	$4,194,281		$3,719,558		$4,167,048		$3,676,351
Loans, including covered loans	$2,895,436		$2,439,439		$2,877,980		$2,413,899
Securities	$1,029,337		$988,839		$1,027,385		$878,712
Deposits	$3,823,985		$3,382,486		$3,814,655		$3,344,538
Core deposits	$3,555,279		$3,073,068		$3,533,885		$3,031,677
Interest-bearing deposits	$2,682,092		$2,479,485		$2,677,502		$2,454,790
Interest-bearing liabilities	$2,820,857		$2,647,990		$2,818,359		$2,621,987
Noninterest-bearing deposits	$1,141,893		$903,001		$1,137,153		$889,748
Shareholders' equity	$758,391		$719,165		$760,038		$714,748
Financial Ratios
Return on average assets	1.00%		0.80%		0.87%		0.68%
Return on average common equity	6.31%		4.81%		5.50%		4.07%
Average equity to average assets	15.84%		16.63%		15.89%		16.64%
Net interest margin	5.88%		5.49%		6.27%		5.64%
Efficiency ratio (tax equivalent)(1)	68.54%		69.49%		70.00%		71.35%

	June 30,				December 31,
Period end	2012		2011		2011
Total assets	$4,789,413		$4,429,143		$4,785,945
Covered assets, net	$482,073		$631,549		$560,055
Loans, excluding covered loans, net	$2,436,961		$1,987,474		$2,348,371
Allowance for noncovered loan and lease losses	$52,196		$54,057		$53,041
Securities	$1,019,978		$1,008,559		$1,050,325
Deposits	$3,830,817		$3,475,167		$3,815,529
Core deposits	$3,568,307		$3,142,975		$3,510,435
Shareholders' equity	$758,712		$727,680		$759,338
Nonperforming, noncovered assets
Nonaccrual loans	$49,465		$59,404		$53,483
Other real estate owned ("OREO") and other personal property owned ("OPPO")	17,608		37,116		31,905
Total nonperforming, noncovered assets	$67,073		$96,520		$85,388
Nonperforming assets to period-end noncovered loans + OREO and OPPO	2.73%		4.77%		3.59%
Nonperforming loans to period-end noncovered loans	2.03%		2.99%		2.28%
Nonperforming assets to period-end noncovered assets	1.56%		2.54%		2.02%
Allowance for loan and lease losses to period-end noncovered loans	2.14%		2.72%		2.26%
Allowance for loan and lease losses to nonperforming noncovered loans	105.52%		91.00%		99.17%
Net noncovered loan charge-offs	$9,094	(2)	$9,086	(3)	$15,352	(4)

(1) Noninterest expense, excluding net cost of operation of other real estate and FDIC clawback liability expense, divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, impairment charge on investment securities, gain on bank acquisition, incremental accretion income on the acquired loan portfolio and the change in FDIC indemnification asset.

(2) For the six months ended June 30, 2012.
(3) For the six months ended June 30, 2011.
(4) For the twelve months ended December 31, 2011.
(5) Provision for losses on covered loans was partially offset by $9.4 million and $1.8 million in income recorded to Change in FDIC loss-sharing asset in the Consolidated Statements of Income for the three months ended June 30, 2012 and 2011, respectively.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	June 30,		December 31,
	2012		2011
Loan Portfolio Composition	(dollars in thousands)
Noncovered loans:
Commercial business	$1,111,440	45.6%	$1,031,721	43.9%
Real estate:
One-to-four family residential	55,883	2.3%	64,491	2.8%
Commercial and multifamily residential	1,017,736	41.8%	998,165	42.5%
Total real estate	1,073,619	44.1%	1,062,656	45.3%
Real estate construction:
One-to-four family residential	47,417	1.9%	50,208	2.1%
Commercial and multifamily residential	48,765	2.0%	36,768	1.6%
Total real estate construction	96,182	3.9%	86,976	3.7%
Consumer	167,387	6.9%	183,235	7.8%
Subtotal loans	2,448,628	100.5%	2,364,588	100.7%
Less: Net unearned income	(11,667)	(0.5)%	(16,217)	(0.7)%
Total noncovered loans, net of unearned income	2,436,961	100.0%	2,348,371	100.0%
Less: Allowance for loan and lease losses	(52,196)		(53,041)
Noncovered loans, net	2,384,765		2,295,330
Covered loans, net of allowance for loan losses of ($31,784) and ($4,944), respectively	462,994		531,929
Total loans, net	$2,847,759		$2,827,259
Loans held for sale	$2,088		$2,148

	June 30,		December 31,
	2012		2011
Deposit Composition	(dollars in thousands)
Core deposits:
Demand and other non-interest bearing	$1,159,462	30.3%	$1,156,610	30.3%
Interest bearing demand	794,430	20.7%	735,340	19.3%
Money market	1,040,787	27.2%	1,031,664	27.0%
Savings	296,679	7.7%	283,416	7.4%
Certificates of deposit less than $100,000	276,949	7.2%	303,405	8.0%
Total core deposits	3,568,307	93.1%	3,510,435	92.0%

Certificates of deposit greater than $100,000	239,279	6.3%	262,731	6.9%
Certificates of deposit insured by CDARS®	23,062	0.6%	42,080	1.1%
Subtotal	3,830,648	100.0%	3,815,246	100.0%
Premium resulting from acquisition date fair value adjustment	169		283
Total deposits	$3,830,817		$3,815,529

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited

	June 30,		December 31,
	2012		2011
	OREO	OPPO	OREO	OPPO
OREO and OPPO Composition	(in thousands)
Covered	$19,079	$45	$28,126	$45
Noncovered	13,925	3,683	22,893	8,966
Total	$33,004	$3,728	$51,019	$9,011

	Three Months Ended
	June 30,		March 31,
OREO and OPPO Earnings Impact	2012	2011	2012
Net cost of operation of noncovered OREO	$1,472	$2,440	$2,693
Net benefit of operation of covered OREO	(1,849)	(2,226)	(1,783)
Net cost (benefit) of operation of OREO	$(377)	$214	$910

Noncovered OPPO expense, net	$187	$—	$2,154
Covered OPPO expense (benefit), net	(10)	—	2
OPPO expense, net (1)	$177	$—	$2,156

(1) OPPO expense, net is included in Other noninterest expense in the Consolidated Statements of Income.

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	June 30,	March 31,	December 31,	September 30,	June 30,
	2012	2012	2011	2011	2011
	(dollars in thousands except per share)
Earnings
Net interest income	$59,701	$67,063	$72,124	$64,788	$49,375
Provision for loan and lease losses	$3,750	$4,500	$4,750	$500	$2,150
Provision (recapture) for losses on covered loans	$11,688	$15,685	$(3,960)	$433	$2,301
Noninterest income (loss)	$11,828	$9,574	$(9,602)	$2,196	$3,542
Noninterest expense	$39,825	$44,352	$41,314	$39,935	$37,164
Net income	$11,899	$8,902	$14,754	$18,872	$8,632
Per Common Share
Earnings (basic)	$0.30	$0.22	$0.37	$0.48	$0.22
Earnings (diluted)	$0.30	$0.22	$0.37	$0.48	$0.22
Book value	$19.13	$18.97	$19.23	$18.99	$18.43
Averages
Total assets	$4,788,723	$4,776,186	$4,755,222	$4,680,901	$4,324,390
Interest-earning assets	$4,194,281	$4,137,449	$4,098,603	$4,028,029	$3,719,558
Loans, including covered loans	$2,895,436	$2,860,524	$2,817,279	$2,777,681	$2,439,439
Securities	$1,029,337	$1,023,067	$957,727	$998,775	$988,839
Deposits	$3,823,985	$3,805,324	$3,791,169	$3,678,931	$3,382,486
Core deposits	$3,555,279	$3,512,490	$3,472,023	$3,332,234	$3,073,068
Interest-bearing deposits	$2,682,092	$2,672,911	$2,664,133	$2,651,664	$2,479,485
Interest-bearing liabilities	$2,820,857	$2,815,753	$2,808,497	$2,813,396	$2,647,990
Noninterest-bearing deposits	$1,141,893	$1,132,413	$1,127,036	$1,027,268	$903,001
Shareholders' equity	$758,391	$761,686	$757,696	$735,192	$719,165
Financial Ratios
Return on average assets	1.00%	0.75%	1.23%	1.60%	0.80%
Return on average common equity	6.31%	4.70%	7.73%	10.18%	4.81%
Average equity to average assets	15.84%	15.95%	15.93%	15.71%	16.63%
Net interest margin	5.88%	6.67%	7.14%	6.53%	5.49%
Efficiency ratio (tax equivalent)	68.54%	71.48%	69.56%	69.17%	69.49%
Period end
Total assets	$4,789,413	$4,815,432	$4,785,945	$4,755,832	$4,429,143
Covered assets, net	$482,073	$526,043	$560,055	$595,640	$631,549
Loans, excluding covered loans, net	$2,436,961	$2,371,818	$2,348,371	$2,257,899	$1,987,474
Allowance for noncovered loan and lease losses	$52,196	$52,283	$53,041	$50,422	$54,057
Securities	$1,019,978	$1,021,428	$1,050,325	$1,018,069	$1,008,559
Deposits	$3,830,817	$3,865,445	$3,815,529	$3,795,499	$3,475,167
Core deposits	$3,568,307	$3,591,663	$3,510,435	$3,464,705	$3,142,975
Shareholders' equity	$758,712	$752,703	$759,338	$749,966	$727,680
Nonperforming, noncovered assets
Nonaccrual loans	$49,465	$57,552	$53,483	$55,183	$59,404
OREO and OPPO	17,608	21,571	31,905	34,069	37,116
Total nonperforming, noncovered assets	$67,073	$79,123	$85,388	$89,252	$96,520
Nonperforming assets to period-end noncovered loans + OREO and OPPO	2.73%	3.31%	3.59%	3.89%	4.77%
Nonperforming loans to period-end noncovered loans	2.03%	2.43%	2.28%	2.44%	2.99%
Nonperforming assets to period-end noncovered assets	1.56%	1.84%	2.02%	2.15%	2.54%
Allowance for loan and lease losses to period-end noncovered loans	2.14%	2.20%	2.26%	2.23%	2.72%
Allowance for loan and lease losses to nonperforming noncovered loans	105.52%	90.84%	99.17%	91.37%	91.00%
Net noncovered loan charge-offs	$3,836	$5,258	$2,131	$4,135	$3,408

CONSOLIDATED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended		Six Months Ended
Unaudited	June 30,		June 30,
	2012	2011	2012	2011
	(in thousands except per share)
Interest Income
Loans	$54,498	$44,362	$116,275	$91,791
Taxable securities	4,951	6,247	10,196	10,664
Tax-exempt securities	2,495	2,516	5,020	4,983
Federal funds sold and deposits in banks	170	184	335	482
Total interest income	62,114	53,309	131,826	107,920
Interest Expense
Deposits	1,561	2,848	3,340	5,927
Federal Home Loan Bank advances	734	714	1,484	1,408
Long-term obligations	—	253	—	504
Other borrowings	118	119	238	257
Total interest expense	2,413	3,934	5,062	8,096
Net Interest Income	59,701	49,375	126,764	99,824
Provision for loan and lease losses	3,750	2,150	8,250	2,150
Provision for losses on covered loans, net	11,688	2,301	27,373	1,879
Net interest income after provision	44,263	44,924	91,141	95,795
Noninterest Income (Loss)
Service charges and other fees	7,436	6,467	14,613	12,755
Merchant services fees	2,095	1,808	4,113	3,441
Gain on sale of investment securities, net	—	—	62	—
Bank owned life insurance	719	528	1,430	1,033
Change in FDIC loss-sharing asset	(168)	(6,419)	(1,836)	(21,193)
Other	1,746	1,158	3,020	2,087
Total noninterest income (loss)	11,828	3,542	21,402	(1,877)
Noninterest Expense
Compensation and employee benefits	20,966	19,459	42,961	38,380
Occupancy	5,091	4,388	10,424	8,785
Merchant processing	930	905	1,803	1,788
Advertising and promotion	1,119	1,012	2,001	1,913
Data processing and communications	2,551	1,913	4,764	3,837
Legal and professional fees	1,829	1,498	3,438	2,911
Taxes, licenses and fees	1,115	907	2,470	1,772
Regulatory premiums	925	1,279	1,785	2,979
Net cost (benefit) of operation of other real estate	(377)	214	533	(228)
Amortization of intangibles	1,119	955	2,269	1,939
FDIC clawback liability (recovery)	(208)	448	(234)	2,148
Other	4,765	4,186	11,963	8,286
Total noninterest expense	39,825	37,164	84,177	74,510
Income before income taxes	16,266	11,302	28,366	19,408
Provision for income taxes	4,367	2,670	7,565	4,997
Net Income	$11,899	$8,632	$20,801	$14,411
Earnings per common share
Basic	$0.30	$0.22	$0.52	$0.37
Diluted	$0.30	$0.22	$0.52	$0.36
Dividends paid per common share	$0.22	$0.05	$0.59	$0.08
Weighted average number of common shares outstanding	39,260	39,107	39,228	39,073
Weighted average number of diluted common shares outstanding	39,308	39,166	39,306	39,159

CONSOLIDATED BALANCE SHEETS
Columbia Banking System, Inc.
Unaudited			June 30,	December 31,
			2012	2011
			(in thousands)
ASSETS
Cash and due from banks			$98,940	$91,364
Interest-earning deposits with banks and federal funds sold			270,873	202,925
Total cash and cash equivalents			369,813	294,289
Securities available for sale at fair value (amortized cost of $956,636 and $987,560, respectively)			997,763	1,028,110
Federal Home Loan Bank stock at cost			22,215	22,215
Loans held for sale			2,088	2,148
Loans, excluding covered loans, net of unearned income of ($11,666) and ($16,217), respectively			2,436,961	2,348,371
Less: allowance for loan and lease losses			52,196	53,041
Loans, excluding covered loans, net			2,384,765	2,295,330
Covered loans, net of allowance for loan losses of ($31,784) and ($4,944), respectively			462,994	531,929
Total loans, net			2,847,759	2,827,259
FDIC loss-sharing asset			140,003	175,071
Interest receivable			15,560	15,287
Premises and equipment, net			116,400	107,899
Other real estate owned ($19,079 and $28,126 covered by Federal Deposit Insurance Corporation loss-share, respectively)			33,004	51,019
Goodwill			115,554	115,554
Core deposit intangible, net			17,896	20,166
Other assets			111,358	126,928
Total assets			$4,789,413	$4,785,945
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$1,159,462	$1,156,610
Interest-bearing			2,671,355	2,658,919
Total deposits			3,830,817	3,815,529
Federal Home Loan Bank advances			113,145	119,009
Securities sold under agreements to repurchase			25,000	25,000
Other liabilities			61,739	67,069
Total liabilities			4,030,701	4,026,607
Commitments and contingent liabilities
	June 30,	December 31,
	2012	2011
Common stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	39,655	39,506	580,358	579,136
Retained earnings			152,519	155,069
Accumulated other comprehensive income			25,835	25,133
Total shareholders' equity			758,712	759,338
Total liabilities and shareholders' equity			$4,789,413	$4,785,945